Exhibit 10.20b

AMENDMENT TWO TO LEKSELL GAMMA KNIFE PERFEXION

PURCHASED SERVICES AGREEMENT

This AMENDMENT TWO TO LEKSELL GAMMA KNIFE PERFEXION PURCHASED SERVICES AGREEMENT (this “Amendment”) is made and entered into as of the date of the last party to sign below, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and PEACEHEALTH, a Washington non-profit corporation, doing business through its operating division PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND (“Medical Center”), with reference to the following recitals:

RECI TA LS

WHEREAS, GKF and Medical Center entered into that Purchased Services Agreement dated March 27, 2014, pursuant to which GKF agreed to provide Medical Center with a Leksell Gamma Knife Perfexion (“Equipment”) and on January 20, 2021, as amended GKF and Medical Center agreed to a Cobalt-60 reload and software upgrade of the Equipment.

WHEREAS, GKF and Medical Center desire to further amend the Purchased Services Agreement on the terms set forth herein to provide for the upgrade of the existing Perfexion with an Esprit upgrade package and for the Cobalt-60 reload of the Esprit (Exhibit A) being provided by GKF to Medical Center pursuant to the PSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.    Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.

2.    Upgrade of the Perfexion to the Esprit and Cobalt-60 Reload. In accordance with Section 9.2 of the Purchased Service Agreement (“PSA”) and subject to the terms and conditions set forth herein, GKF shall acquire and hold title to the Esprit.

2.1 User License. Medical Center shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to install and operate the Esprit and to take possession of and maintain the Cobalt supply required in connection with the use of the Esprit during the term of the PSA. Medical Center also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term. Upon request, Medical Center shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

2.2  Delivery of Equipment; Site. GKF shall coordinate with Elekta and Medical Center to have the Esprit upgrade package and Cobalt-60 delivered to (the “Site”) on a delivery date agreed upon in writing by GKF, Medical Center and Elekta. The location of the Site shall be the current Perfexion suite. Subject to availability of the Esprit and Cobalt-60 from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site, the estimated delivery date is on or around March 2024, subject to execution of this Amendment Two on/or before January 8, 2024 GKF makes no representations or warranties concerning delivery of the Equipment. The parties acknowledge that Medical Center may not be able to perform Procedures for approximately 6-7 weeks during the Esprit Upgrade and Cobalt-60 reload. GKF and Medical Center agree that the cost of the Esprit Upgrade and Cobalt-60 reload shall be the sole responsibility of GKF.

2.3         Site Preparation and Installation of Equipment

(a) GKF in coordination with Elekta, shall prepare all plans, specifications and site planning criteria (collectively the “Site Planning Criteria”) required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Medical Center, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. Medical Center, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

(b) GKF shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Esprit during the Term (as extended herein), including, without limitation, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Medical Center, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

(c) In addition to construction and improvement of the Site, GKF, shall be responsible for the installation of the Esprit upgrade package, in compliance with the Site Planning Criteria.

(d) All costs incurred to fulfill the obligation enumerated in Section 2.3 (a), (b) and (c), shall be the sole responsibility of GKF, except for those Medical Center responsibilities enumerated in Section 2.3 (a) and (b). For the avoidance of doubt, GKF shall bear the cost of all drawings as well as rigging, unloading and loading of Cobalt-60. Medical Center shall be responsible for permit applicable costs and GKF Esprit fees.

(e) During the Term (as extended herein), Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

(f) Lender Documentation. GKF, in its sole discretion, may finance its portion of the Esprit Upgrade and Cobalt-60 Reload costs in which event, the terms and provisions set forth in Section 14 of the Agreement (Financing of Equipment by GKF) shall apply to the Esprit Upgrade and Cobalt-60 Reload. In furtherance of the foregoing, and upon request by GKF, Medical Center shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Equipment.

2.4 Medical Center Personnel and Services. Upon request and as required by GKF, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center’s physicists) and services, including security, in connection with the Esprit installation and Cobalt-60 reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Esprit. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Esprit Upgrade and Cobalt-60 reload. Notwithstanding anything to the contrary set forth herein, the Esprit Upgrade and Cobalt-60 reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, and consents and authorizations, (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense.

2.5 Training. GKF, at its cost and expense, shall cover the Esprit training tuition costs for those Medical Center-credentialed physicians and physicists who will be using the Esprit as stated in Attachment A. Any travel and entertainment associated with training shall not be the responsibility of GKF.

2.6 Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Medical Center shall have seven (7) business days to review and validate the results of the Acceptance Tests to confirm that the Equipment meets the manufacturer’s specifications and documentation. If Medical Center fails to respond within such seven (7) business day period, Medical Center may request in writing a one-time seven (7) business days extension from GKF. If Medical Center fails to respond within such seven (7) business day period (as may be so extended), Medical Center shall be deemed to have validated and confirmed the results of the Acceptance Tests.

2.7 Warranty. Upon completion of the Esprit package upgrade and Cobalt-60 reload, a full twelve (12) month warranty for the complete system at the Site will follow.

2.8 New LGK End User License Agreement. Concurrently with the execution of this Amendment Two, Medical Center shall enter into a new LGK End User License Agreement with Elekta, Inc., a Georgia corporation (“Elekta”), which shall supersede and replace the previous LGK End User Agreement attached as Exhibit 1 to the PSA (such new LGK End User License Agreement shall hereinafter be referred to as the "LGK EULA ," and shall be deemed attached as Exhibit 1 to the PSA). Use of the Esprit shall be made available to all neurosurgeons and radiation oncologists with Medical Center privileges.

3.         Extension of Term of the Agreement. The Term of the Agreement is hereby extended for a period of ten (10) years from the first Esprit clinical procedure. All references in the Agreement Two to the “Term” or “Initial Term” shall be deemed to refer to the Term, as extended hereby. Any subsequent reload of the Cobalt-60 source prior to the expiration of the Term as extended hereby shall be on such terms as specified in Section 13.2 of the PSA. End of Life and End of Guaranteed Support shall be November 1, 2034, for the field upgraded Gamma Knife Esprit.

4.          Miscellaneous. This Amendment Two may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment Two. This Amendment Two constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

5.         Full Force and Effect. Except as amended by this Amendment Two, all of the terms and provisions of the PSA shall remain unchanged and in full force and effect and, together with this Amendment Two, represent the entire agreement of the parties with respect to the Esprit and its use by Medical Center. Unless the context requires otherwise, with respect to the Esprit, all references in the PSA to (i) the “Agreement” shall be deemed to refer to the PSA, as amended by this Amendment Two; (ii) the “Equipment” shall be deemed to mean the Esprit and where appropriate, Perfexion; (iii) “Installation” shall be deemed to refer to the Esprit Upgrade and Cobalt-60 reload; (iv) the “Agreement” shall be deemed to refer to the PSA as amended by this Amendment Two; (v) the “Site” shall be deemed to refer to the Site; and (vi) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Amendment Two. To the extent any of the terms of the PSA conflict with the terms of this Amendment Two, the terms and provisions of this Amendment Two shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment Two, all applicable terms and provisions set forth in the PSA are incorporated within this Amendment Two as if set forth herein and shall apply with equal force and effect to the Esprit. Nothing set forth in this Amendment Two shall relieve either party from any or all of its obligations under the PSA with respect to the Perfexion, including, without limitation, the obligation to pay Purchased Services Payments and the service, insurance and property tax expenses associated with the Perfexion.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date of the last party to sign below:

“GKF”                                    GK FINANCING, LLC

By: /s/ Craig K. Tagawa

Title: CEO

Date: 12/29/23

“MEDICAL CENTER”         PEACEHEALTH, dba

PEACEHEALTH SACRED HEART

MEDICAL CENTER AT RIVERBEND

By: /s/ Darrin Montalvo

Title: EVP Chief Financial Growth Officer

Date: 1/19/24_

Exhibit “A”

ESPRIT UPGRADE PACKAGE AND COBALT-60 RELOAD

See Attached PDF’s

Exhibit “1”

LGK END USER LICENSE AGREEMENT

To be provided by Elekta